Exhibit 10.1

RELMADA THERAPEUTICS, INC.

880 Third Avenue, 12th Floor

New York, NY 10022

December 19, 2019

Eric Schmidt

c/o Relmada Therapeutics, Inc.

880 Third Avenue, 12th Floor

New York, NY 10022

Dear Dr. Schmidt:

On behalf of Relmada Therapeutics, Inc. (the “Company”), I would like to welcome you to our team. I would also like to take this time to confirm our discussions with regard to your position on our Board of Directors starting December 19, 2019.

Director Fee:	$60,000 per year, payable in four equal quarterly installments.

Options:	200,000 options (the “Options”) to purchase shares of the Company’s common share $0.001 par value (the “Shares”) The Options shall have a term of 10 years and the exercise price of the Options shall be equal to the share price of the common stock on your start date, December 19, 2019. The Options shall vest as follows: twenty-five percent (25%) shall vest on the first anniversary of the Effective Date (the “Grant Date”) and the remaining seventy-five percent (75%) shall thereafter vest in equal quarterly increments of 6.25% of the initial option Grant over the following three year period. For the avoidance of doubt, the final installment of Options shall vest on December 19, 2023.

Term:	You shall remain as a director of the Company from the Effective Date until your resignation, or successor, if any, is elected or qualified (the “Termination Date”). You shall be classified as a Class I director and be up for election at the 2021 annual shareholders meeting, with a three year term thereafter. If your position is terminated prior to the Termination Date, you shall only be entitled to the director fee payable and the Options that have vested as of such date. You shall also on the date hereof sign an Indemnification Agreement with the Company.

Committees:	You agree to be (i) Chairman of the Company’s Audit Committee and (ii) a member of the Company’s Corporate Governance and Nominating Committee. As of the date hereof, annual compensation for being Chairman of the Audit Committee is $20,000 and $7,000 for being a member of the Corporate Governance and Nominating Committee.

On behalf of the Company’s Board, I would like to thank you for your time and we look forward to working with you closely to make the Company a success.

Yours truly,

/s/ Sergio Traversa
Sergio Traversa
CEO

Accepted as of the date
first above written (the “Effective Date”)

/s/ Eric Schmidt
Eric Schmidt